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CONTACT:
TELECOMM INDUSTRIES CORP.
NICHOLAS BACON
PHONE: (317) 202-3000

             TELECOMM INDUSTRIES CORP. PRESIDENT AND CEO RESIGNS TO
                        FOCUS ON PENTASTAR TRANSACTION;
                              INTERIM CEO APPOINTED

Indianapolis, Indiana -September 22, 2000 - Telecomm Industries Corp. (TCMM:OTC
BB) announced that Paul J. Satterthwaite resigned as President and CEO of Telecomm in order to focus his energies on the earn-out associated with the previously announced transaction with PentaStar Communications, Inc. (NASDAQ:
PNTA). Mr. Raymond W. Sheets, Chairman of the Board has been appointed as CEO until such time as the Company names a permanent replacement.

Paul Satterthwaite stated, "In as much as I have enjoyed my role as President and CEO, the earn-out associated with the PentaStar transaction is much too important to both Telecomm and PentaStar to give it anything less than 100% of my time and attention. I will remain actively involved with Telecomm in my role as a director, and have complete confidence that with Mr. Sheets' involvement, the Company will not miss a beat."

Telecomm Industries is an interconnect company, a Value Added Reseller and an Internet Enterprise Solution Provider. The company markets, installs and maintains telecommunications and data communications equipment for its business customers. The company represents several globally recognized equipment manufacturers including Cisco, Nortel, Lucent, Toshiba, NEC, Comdial, Adtran, and Ascend. Also, through its subsidiary NetVision.Com Inc., dba Digicove, Telecomm operates a full service Internet Enterprise Service Provider (IESP). IESPs combine the Internet access products of an Internet Service Provider and the applications products of an Applications Service Provider. As an IESP, NetVision not only delivers high speed Internet access to its business customers, but also focuses on business-to-business electronic commerce, web design and development and the web based delivery of software applications. Visit the company's website at www.tcmm.com.

PentaStar designs, procures and facilitates the installation and use of communications services solutions that best meet customers' specific requirements and budgets. PentaStar was formed in March 1999 to become a national communications services agent and specializes in being the single source provider of total communication solutions for its business customers. PentaStar's common stock is traded on the Nasdaq National Market under the ticker symbol PNTA. For more complete information about PentaStar, contact PentaStar Communications, Inc., 1660 Wynkoop St., Denver, Colorado 80202, (303)

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825-4400, visit the company's website at www.pentastarcom.com or send an e-mail to info@pentastarcom.com.

Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Reference is made to the Company's filings with the Securities and Exchange Commission, including the Company's annual report for fiscal 1999 on Form 10-KSB and the Company's quarterly report for the second quarter of 2000 on Form 10-QSB. Investors should read this release in conjunction with these filings for a description of these and other factors that could cause actual results to differ materially from those in the forward-looking statements.